CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 16, 2006, relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of the Quant Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 25, 2006